THE ALTMAN GROUP

                  The Altman Group, Inc.                 1275 Valley Brook Ave
                  Proxy Solicitation                     Lyndhurst, NJ  07071
                  Investor Relations                     Tel:  201-460-1200
                  Bankruptcy Services                    Fax:  201-460-0050




August 1, 2003


Liberty All-Star Growth Fund, Inc.
One Financial Center
Boston, MA  02111
Attn:  Mr. Mark Haley

RE: Information Agent for Liberty All-Star Growth Fund Inc.'s Rights Offering

Dear Mark:

This letter will serve as the agreement (the "Agreement") between The Altman Group, Inc. ("The Altman Group") and the Liberty All-Star Growth Fund, Inc. (the "Growth Fund"), pursuant to which The Altman Group will provide the services set forth below in connection with the Growth Fund's rights offering, which is expected to commence on or about August 12, 2003 pursuant to the prospectus dated August 6, 2003.

1.  Description of Services

a) The services to be provided by The Altman Group under this Agreement include, but are not limited to:

i) The contacting of banks, brokers and intermediaries to determine the number of beneficial owners serviced by each;

ii) The distribution of the offering documents to banks, brokers, and intermediaries and the forwarding of additional materials as requested;

iii)                       The printing of documents as requested;

iv) The set up of a dedicated toll-free number to respond to inquiries, provide assistance to shareholders, and monitor the response to the offer;

v) The enclosing and mailing of the offering documents to interested shareholders; and
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vi)                        Providing periodic reports, as requested.

b) If requested by the Growth Fund, The Altman Group will, for an additional fee (set forth below), proactively contact registered shareholders and/or non-objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.


2.       Fees

a) The Altman Group agrees to perform the services described above for a base fee of $4,500, plus out-of-pocket expenses. The base fee shall be paid at such time as this Agreement is executed.

b) The Growth Fund will reimburse The Altman Group for reasonable out-of-pocket expenses, which may include postage, telephone and courier charges, data transmission charges, and other expenses approved by the Growth Fund. Any out-of-pocket expenses incurred will be invoiced to the Growth Fund after the completion of the rights offering. Copies of supplier invoices and other back-up material in support of The Altman Group's out-of-pocket expenses shall be available for review upon reasonable notice at the offices of The Altman Group during normal business hours.

c) In addition to the base fee, a $4.50 per telephone call fee will be charged for every inbound telephone call received from a shareholder regarding the Growth fund's rights offering.

d) The additional fee for contacting NOBOs and registered shareholders, if requested, will include a fee of $4.50 per shareholder contacted, a $300 set up fee and out of pocket expenses related to telephone number lookups and line charges.


3.       Confidentiality

         The Altman Group and the Growth Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999) relating to the customers of the Growth Fund and/or its affiliates ("Customer Information") except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use best efforts to safeguard and

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         maintain the confidentiality of such Customer Information, and to limit access to and usage of such customer Information to those employees, officers, agents and representatives of The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

4.       Indemnification

         a) The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of the Growth Fund (President, Vice President, Secretary, Assistant Secretary, or Treasurer), in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Growth Fund which conforms to the applicable requirements of this Agreement and which he Altman Group reasonably believes to be genuine.

         (b) The Growth Fund will indemnify The Altman Group against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of the Growth Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group.

         (c) The Altman Group shall be responsible for and shall indemnify and hold the Growth Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to The Altman Group's refusal or failure to comply with the terms of this Agreement, or which arise out of The Altman Group's negligence, bad faith or willful misconduct.


5.       Termination

         This agreement shall remain in effect until the conclusion of the Growth Fund rights offering or, prior to that upon 30 days' written notice by either party to the other.


6.        Governing Law

         This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

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                                                              THE ALTMAN GROUP
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7.       Amendments

         This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.


8.       Assignment

         This Agreement shall not be assigned without the prior written consent of each party to the Agreement.


9.       Counterparts

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


10.      Captions

         The captions and descriptive headings in this Agreement are for only the convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.


11.      Severability

         If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.


12.      Survival

         The provisions of Sections 3, 4, and 6 shall survive any termination, for any reason, of this Agreement.

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                                                             THE ALTMAN GROUP
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If you are in agreement with the above, kindly sign both copies of this
Agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the base fee is attached and The Altman Group requires that we receive this fee prior to the mailing of the offering materials.


                                            Sincerely,

                                            THE ALTMAN GROUP, INC.

                                            /s/WARREN ANTLER
                                            -----------------------------
                                            Warren Antler,
                                            Managing Director Mutual Funds
                                            Services




AGREED:

Liberty All-Star Growth Fund, Inc.


William R. Parmentier, Jr.
------------------------------------
Print Authorized Name

/s/WILLIAM R. PARMENTIER, JR.
------------------------------------
Authorized Signature

President and CEO
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Title

August 7, 2003
----------------------------------
Date

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